Exhibit 99.1

Peregrine	News Release

Peregrine Systems® Announces Resignation of Board Member Larry Garlick
Media Relations: MeeLin Nakata (858) 720-5609 meelin.nakata@peregrine.com

SAN DIEGO, July 25, 2002—Peregrine Systems, Inc. (NASDAQ: PRGNE) announced today that Larry Garlick has resigned as a director of the company and leader of Peregrine's Remedy® product line.

Mr. Garlick informed Peregrine's board of directors that he resigned because of differences between him and the board regarding the strategic direction of the company. Mr. Garlick also expressed frustration that he was not given greater autonomy to run the Remedy business without oversight from Peregrine's chief executive officer.

"We will continue to operate Peregrine and Remedy as two business units, to best leverage our market-leading Infrastructure Management and Service Management products. The Remedy leadership team will remain in place and maintain a clear focus on the Remedy product line, serving the needs of our customers and the developer community," said Gary Greenfield, Peregrine CEO.

While Peregrine remains one business, creation of the Peregrine and Remedy business units allows the company to leverage its strong brands, loyal customer bases and proven technologies.

Mr. Garlick was co-founder, CEO and chairman of Remedy Corp., and he became a member of Peregrine's board of directors following Peregrine's acquisition of Remedy in 2001. He was named to lead the newly formed Remedy business unit in June 2002.

 About Peregrine
Founded in 1981 and headquartered in San Diego, Calif., Peregrine is the leading global provider of Infrastructure Management software. Market-leading application suites delivered by Peregrine and Remedy product lines address diverse customer needs to better manage and extend the life of infrastructure and manage business services. Peregrine's Service Management and Asset Management solutions empower companies to support and manage assets with best practice processes. Remedy's comprehensive suite of packaged applications, including IT Service Management and Customer Support solutions, enable customers to improve reliability and quality of service for both internal and external service management. Remedy's Action Request System provides a comprehensive platform to deliver business process authoring capabilities to meet the unique requirements of organizations today and into the future.
www.peregrine.com	###
Peregrine World Headquarters 3611 Valley Centre Drive San Diego, CA 92130	Peregrine Systems and Remedy are registered trademarks of Peregrine Systems, Inc. All other marks are the property of their respective owners.